Exhibit 3
FOR IMMEDIATE RELEASE
June 24, 2006
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Executive Director of the Board
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp
Notice Regarding the Establishment of a Compliance Committee
Nissin Co., Ltd. (the “Company”) hereby announces that a decision to establish a Compliance Committee was reached at a meeting of the Board of Directors held today, as outlined below.
1. Establishment of a Compliance Committee
     Under the Basic Plan for the Establishment of an Internal Control System, for which a resolution was passed at a meeting of the Board of Directors held on May 8, 2006, the Company expressed its intention to create a Compliance Committee that would consist primarily of influential individuals from outside of the Company for the purpose of establishing “a framework (compliance system) for ensuring that the performance of the duties of directors and employees conforms with laws and regulations and with the Company’s Articles of Incorporation.” It is under this basic plan that the Company will establish a Compliance Committee as outlined herein.
2. Committee Members

	Name	Current Position

Committee Chair	Hidenori Nakagawa	External Director of the Company (Attorney)
Committee Member	Hiroshi Kimeda	Attorney
Committee Member	Nobuyuki Yamamoto	Scholar (Area of expertise: Compliance theory)

3. The Functions of the Compliance Committee
     The Compliance Committee will deliberate on preventing the occurrence of compliance risks and on after-the-fact procedures when these risks do occur, and will from time to time report and make recommendations to the Board of Directors on measures to be implemented in connection with compliance.
     In addition, the Company will report to the Compliance Committee all material risk-related information with respect to its risk management system, and the committee will then, from the standpoint of an independent body, report and make recommendations to the Board of Directors on necessary measures to be taken.
     The traditional functions of the Risk Management Committee, which was made up of Company officers and employees, will also be taken over by the Compliance Committee.